Filed Pursuant to Rule 433
Registration No. 333-157777
Medtronic, Inc.
Pricing Term Sheet
March 9, 2009
4.50% Senior Notes due 2014
5.60% Senior Notes due 2019
6.50% Senior Notes due 2039

Issuer:	Medtronic, Inc.
Ratings:	A1/AA- (Moody’s/S&P)
Trade Date:	March 9, 2009
Settlement Date:	(T+3); March 12, 2009
Denominations:	$2,000 x 1,000
Joint-Bookrunners:	Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.
Co-Managers:	Banc of America Securities LLC; Mitsubishi UFJ Securities International plc; Goldman, Sachs & Co.; UBS Securities LLC
Principal Amount:	US $550,000,000	US $400,000,000	US$300,000,000
Title:	2014 Note	2019 Note	2039 Note
Security Type:	Senior Note	Senior Note	Senior Note
Maturity:	March 15, 2014	March 15, 2019	March 15, 2039
Coupon:	4.50%	5.60%	6.50%
Price to Public:	100.000%	99.931%	99.750%
Yield to Maturity:	4.500%	5.609%	6.519%
Spread to Benchmark Treasury:	+262.5bps	+275bps	+295bps
Benchmark Treasury:	1.875% due Feb 28, 2014	2.75% due Feb 15, 2019	4.50% due May 15, 2038
Benchmark Treasury Spot and Yield:	100-0 1.875%	99-2 2.859%	116-25+ 3.569%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2009	March 15 and September 15, commencing September 15, 2009	March 15 and September 15, commencing September 15, 2009
Make-Whole Call:	T+40bps	T+40bps	T+45bps
CUSIP:	585055AP1	585055AN6	585055AQ9
ISIN:	US585055AP13	US585055AN64	US585055AQ95
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 212-834-4533.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by Medtronic, Inc. on March 9, 2009 relating to their Prospectus dated March 9, 2009.
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